Exhibit 99.1

50 Main Street
White Plans, New York 10606

NEWS

FOR IMMEDIATE RELEASE

Contact:

Kenneth M. Schwartz

(914) 448-2700

K&F INDUSTRIES HOLDINGS, INC. OBTAINS MORE FAVORABLE TERMS

IN EXISTING CREDIT FACILITY

White Plains, New York, October 18, 2005 — K&F Industries Holdings, Inc. (NYSE: KFI), announced that it has reached agreement with its lenders to amend its existing credit facility to provide more favorable borrowing costs, reflecting K&F’s enhanced capitalization following its initial public offering in August.

The amended credit facility immediately reduces the interest rate across the entire pricing grid of K&F’s term loans by 25 basis points resulting in an annual reduction in interest expense of approximately $1 million, based on K & F’s $456 million of term loans currently outstanding. Currently effective pricing is thereby reduced from LIBOR plus a 250 basis point margin to LIBOR plus a 225 basis point margin.  The amended credit facility also allows K&F to further reduce its annual borrowing costs based on achievement of a lower consolidated leverage ratio.

“These more favorable terms with our lenders directly reflect our strengthened financial position following our IPO,” stated Kenneth M. Schwartz, President and Chief Executive officer of K & F Industries Holdings, Inc.  “We expect that, based on our pricing grid, K&F will qualify for the next interest rate step down within the next twelve months, saving an additional $1 million of cash interest expense per year,” continued Mr. Schwartz.

About K&F

K&F Industries Holdings, Inc., through its Aircraft Braking Systems Corporation subsidiary, manufactures wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft.  K&F’s other subsidiary, Engineered Fabrics Corporation, manufactures aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

Forward Looking Statement

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or in press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness.  This press release should be read in conjunction with our periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.